Exhibit 10.8

ISDA®

International Swap Dealers Association, Inc.

2002 MASTER AGREEMENT

Dated as of February 13, 2008

CITIBANK, N.A.		PSMT (BARBADOS) INC.
and

have entered and/or anticipate entering into one or more transactions (each a “Transaction) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule), and the documents and other confirming evidence (each a “Confirmation) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions. This 2002 Master Agreement and the Schedule are together referred to as this “Master Agreement.

Accordingly, the parties agree as follows:-

Interpretation

(a) Definitions. The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement), and the parties would not otherwise enter into any Transactions.

2.	Obligations

(a)	General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

Copyright © 2002 by International Swaps and Derivatives Association, Inc.

compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(1) or (2), as appropriate. The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.

“Waiting Period” means:

(a) in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b) in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

CITIBANK, N.A.	PSMT (BARBADOS) INC.

By:	By:	/s/ Atul Patel

Print Name:	Print Name:	Atul Patel
Title:	Title:	TREASURER

28...ISDA® 2002

Execution Version

Reference No. CB13-426

SCHEDULE

to the

ISDA 2002 Master Agreement

dated as of February 13, 2008,

between

CITIBANK, N.A.,

a national banking association organized

under the laws of the United States

(“Party A”)

and

PSMT (BARBADOS) INC.,

a corporation organized and existing

under the laws of Barbados

(“Party B”)

Part 1

Termination Provisions

In this Agreement:

(a) “Specified Entity” means for the purpose of Section 5(a)(v) of this Agreement, (i) in relation to Party A, Citigroup Global Markets Limited, Citigroup Global Markets Inc., Citigroup Forex Inc., Citigroup Global Markets Commercial Corp., Citicorp Securities Services, Inc., Citigroup Global Markets Deutschland AG & Co. KGaA, Citigroup Energy Inc., Citibank Japan Ltd., and Citigroup Financial Products Inc. (individually a “Section 5(a)(v) Affiliate”) and (ii) in relation to Party B, any Affiliate of Party B.

(b) “Specified Transaction” will have the meaning specified in Section 14 of this Agreement. For purposes of clause (c) of such definition, Specified Transaction includes any securities options, margin loans, short sales, and any other similar transaction now existing or hereafter entered into between Party A (or any Section 5(a)(v) Affiliate) and Party B (or any Affiliate of Party B).

(c) The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will apply to Party B.

For purposes of Section 5(a)(vi), the following provisions apply:

“Specified Indebtedness shall have the meaning set forth in Section 14 of this Agreement, provided, however, that Specified Indebtedness shall not include deposits received in the course of a party’s ordinary banking business.

“Threshold Amount” means,

(i) with respect to Party A, 2% of the stockholders’ equity of Party A; and

(ii) with respect to Party B, USD$2,000,000.00

including the U.S. Dollar equivalent on the date of any default, event of default or other similar condition or event of any obligation stated in any other currency.

For purposes of the above, stockholders’ equity shall be determined by reference to the relevant party’s most recent consolidated (quarterly, in the case of a U.S. incorporated party) balance sheet and shall include, in the case of a U.S. incorporated party, legal capital, paid-in capital, retained earnings and cumulative translation adjustments. Such balance sheet shall be prepared in accordance with accounting principles that are generally accepted in such party’s country of organization.

(d) The “Credit Event Upon Merger” provisions of Section 5(b)(v) of this Agreement will apply to Party A and will apply to Party B.

(e) The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A and will not apply to Party B; provided, however, that with respect to a party, where the Event of Default specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or to the extent analogous thereto, (8) is governed by a system of law which does not permit termination to take place after the occurrence of the relevant Event of Default, then the Automatic Early Termination provisions of Section 6(a) will apply to such party.

(f) “Termination Currency” will have the meaning specified in Section 14 of this Agreement.

(g) “Additional Termination Event” will not apply.

Part 2

Tax Representations

(a) Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A will make the following representation and Party B will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or documents under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b) Payee Representations. For the purpose of Section 3(f) of the Agreement, Party A and Party B make the representations specified below, if any:

The following representation will apply to Party A:

It is a national banking association organized under the laws of the United States and its U.S. taxpayer identification number is 13-5266470. It is “exempt” within the meaning of Treasury Regulation sections 1.6041-3(p) and 1.6049-4(c) from information reporting on Form 1099 and backup withholding.

The following representation will apply to Party B:

Each payment received or to be received by it in connection with this Agreement will not be effectively connected with the conduct of a trade or business in the United States.

Part 3

Agreement to Deliver Documents

For the purpose of Section 4(a) of this Agreement:

I.	Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
(i) Party B	As required under Section 4(a)(i) of the Agreement, IRS Form W-9, IRS Form W-8BEN, IRS Form W-8ECI, IRS Form W-8EXP and/or IRS Form W-8IMY, whichever is relevant.	Promptly upon execution of this Agreement; and promptly upon learning that any form previously provided by Party B has become obsolete or incorrect.

II.	Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d)
(a) Party A and Party B

Evidence reasonably satisfactory to the other party of the (i) authority of such party to enter into the Agreement and any Transactions and (ii) the authority and genuine signature of the individual signing the Agreement on behalf of such party to execute the same.

		As soon as practicable after execution of this Agreement and, if requested by the other party, as soon as practicable after execution of any Confirmation of any other Transaction.	Yes

(b) Party A	The party’s Consolidated Reports of Condition and Income for a Bank with Domestic and Foreign Offices — FFIEC 031	Upon request provided, however, that such financials are “deemed” to be delivered hereunder on the date the same shall be posted on the Citibank.com website (www.citibank.corn)	Yes

(c) Party B

The party’s annual report containing audited consolidated financial statements prepared in accordance with accounting principles that are generally accepted in such party’s country of organization and certified by independent certified public accountants for each fiscal year.

As soon as available and in any event within 120 days (or as soon as practicable after becoming publicly available) after the end of each of its fiscal years, provided, however this delivery obligation will only apply during the term of any Transaction under this Agreement.

Yes

(d) Party B

The party’s unaudited consolidated financial statements, the consolidated balance sheet and related statements of income for each fiscal quarter prepared in accordance with accounting principles that are generally accepted in Party B’s country of organization.

As soon as available and in any event within 60 days (or as soon as practicable after becoming publicly available) after the end of each of its fiscal quarters, provided, however this delivery obligation will only apply during the term of any Transaction under this Agreement.

Yes

(e) Party B

A letter from the Process Agent in the City of New York designated pursuant to paragraph (b) of Part 4 of this Schedule in which such Process Agent agrees to act as agent for service of process with respect to this Agreement and each Transaction and to forward promptly to Party B all process received by such Process Agent.

		As soon as practicable after execution of this Agreement and the first Confirmation of a Transaction.	Yes

(f) Party B	Such other documents as Party A may reasonably request in connection with any Transaction.	Promptly upon request by Party A.	Yes

Part 4

Miscellaneous

(a) Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

With respect to a particular Transaction, all notices or communications to Party A shall be sent to the address or facsimile number indicated in the Confirmation of that Transaction.

In addition, in the case of notices or communications relating to Section 5, 6, 11 or 13 of this Agreement, a copy of any such notice or communication shall be addressed to the attention of:

Address:	Capital Markets Document Unit 388 Greenwich Street New York, New York 10013

Attention:	Director Derivatives Operations

Facsimile No.:	212 657 3992

(For all purposes)

In addition, in the case of notices or communications relating to Section 5, 6, 11 or 13 of this Agreement, a second copy of any such notice or communication shall be addressed to the attention of Party A’s legal department as follows:

Address:	Legal Department 388 Greenwich Street 17th Floor New York, New York 10013

Attention:	Senior Deputy General Counsel, Citi Markets and Banking

Facsimile No.:	212 816 5550

Address for notices or communications to Party B:

Address:	9740 Scranton Road, Suite # 125, San Diego, CA 92121

Attention:	Atul C. Patel (Senior Vice President, Treasurer)

Facsimile No:	858-404-8838 or 858-404-8858

(b) Process Agent. For the purpose of Section 13(c) of this Agreement:

Party B appoints as its Process Agent: CT Corporation

(c) Offices. The provisions of Section 10(a) will apply to this Agreement.

(d) Multibranch Party. For the purpose of Section 10(b) of this Agreement:

Party A is a Multibranch Party and may enter into a Transaction through any of the following offices: New York, London, Singapore and Sydney.

Party B is not a Multibranch Party

(e) Calculation Agent. The Calculation Agent will be Party A unless otherwise specified in a Confirmation in reference to the relevant Transaction.

(f) Credit Support Document. None.

(g) Credit Support Provider. Not Applicable.

(h) Governing Law. This Agreement will be governed by and construed inaccordance with the laws of the State of New York (without reference to choice of law doctrine)

(i) Jurisdiction. Section 13(b)(i) of the Agreement is hereby amended by deleting in line 2 of paragraph 2 the word “non-” and by deleting paragraph (iii) thereof. The following shall be added at the end of Section 13(b): “Nothing in this provision shall prohibit a party from bringing an action to enforce a money judgment in any other jurisdiction.”

(j) “Affiliate” will have the meaning specified in Section 14 of this Agreement, provided, however that except as set forth in Part 1(g)(ii) in relation to Party B “Affiliate” shall be not applicable.

(k) Absence of Litigation. For the purpose of Section 3(c): “Specified Entity” means in relation to Party A, any Affiliate of Party A, and in relation to Party B, not applicable.

(1) No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m) Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:

“(h) Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(1) No Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. It has not received from the other party any assurance or guarantee as to the expected results of that Transaction.

(2) Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

(3) Status of Parties. The other party is not acting as a fiduciary for or an advisor to it in respect of that Transaction.

(i) Eligible Contract Participant Representation. (a) It is an “eligible contract participant” within the meaning of Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), (b) this Agreement and each Transaction is subject to individual negotiation by each party, and (c) neither this Agreement nor any Transaction will be executed or traded on a “trading facility” within the meaning of Section 1a(33) of the CEA.

(j) Financial Institution. Party A represents that it is a “financial institution” as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991 or Regulation EE promulgated by the Federal Reserve Board thereunder.

(k) ERISA. The assets that are used in connection with the execution, delivery and performance of this Agreement and the Transactions entered into pursuant hereto are not the assets of an employee benefit or other plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101, or a governmental plan that is subject to any federal, state, or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.”

(n) “Netting of Payments” Either party may notify the other in writing, not less than one Local Business Day in advance of one or more Scheduled Payment Dates, that with regard to payments due on that date, Multiple Transaction Payment Netting will apply. Except to the extent that such advance written notice shall have been given, subparagraph Multiple Transaction Payment Netting will not apply for purposes of Section 2(c) of this Agreement. Provided however, that for each of the following groups of Transactions, Party A and Party B hereby elect to net payments of all amounts payable on the same day in the same currency (and through the same Office of Party A) by specifying that Section 2(c) of the Agreement will apply with respect to each of the following groups of Transactions:

(i)	FX Transactions entered into by the parties; and

(ii)	Currency Option Transactions entered into by the parties.

The starting date for the election commences upon entering the first Transaction under the Agreement with respect to either of the above groups of Transactions.

Part 5

Other Provisions

(a) Waiver of Right to Trial by Jury. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.

(b) Severability. Except as otherwise provided in Sections 5(b)(i) or 5(b)(ii) in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor, in good faith negotiations, to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(c) Netting. In the event that any Terminated Transaction cannot be aggregated and netted against all other Terminated Transactions under Section 6(e) of the Agreement, such excluded Terminated Transactions shall be aggregated and netted amongst themselves to the fullest extent permitted by law.

(d) Confirmation Procedures. For each Transaction that Party A and Party B enter hereunder, Party A shall promptly send to Party B a Confirmation setting forth the terms of such Transaction. Party B shall execute and return the Confirmation to Party A or request correction of any error within five Business Days of receipt. Failure of Party B to respond within such period shall not affect the validity or enforceability of such Transaction and shall be deemed to be an affirmation and acceptance of such terms.

(e) Escrow Payments. If by reason of the time difference between the cities in which payments are to be made, it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow. In this case the deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment) on that date with an escrow agent selected by the party giving the notice, accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by the irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow. The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 am, local time on that day) if that payment is not released by 5:00 p.m. on the date it is deposited for any reason other than the intended recipients’ failure to make the escrow deposit it is required to make hereunder in a timely fashion.

(f) Recording of Conversations. Each party hereto consents to the recording of its telephone conversations relating to this Agreement or any potential Transaction. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall, in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention.

(g) Limitation of Liability. No party shall be required to pay or be liable to the other party for any consequential, indirect or punitive damages, opportunity costs or lost profits.

(h) 2002 Master Agreement Protocol. The parties agree that the definitions and provisions contained in Annexes 1 to 16 and Section 6 of the 2002 Master Agreement Protocol published by the International Swaps and Derivatives Association, Inc. on 15th July, 2003 are incorporated into and apply to this Agreement.

PART 6

FX Transactions and Currency Option Transactions

(a) The 1998 FX and Currency Option Definitions.

(1)

The provisions of the 1998 FX and Currency Option Definitions as published by ISDA, Emerging Markets Traders Association and The Foreign Exchange Committee (the “FX Definitions”), are hereby incorporated herein in its entirety and shall apply to FX Transactions and Currency Option Transactions entered into by the Offices of the parties specified in Part 4 of this Schedule. FX Transactions and Currency Option Transactions are each deemed to be “Transactions” pursuant to the ISDA Master Agreement.

(2)

Unless otherwise agreed to by the parties, all FX and Currency Option Transactions entered into between the parties prior to the date of this Agreement shall be deemed to be Transactions for purposes of this Agreement. The confirmation of all FX and Currency Option Transactions via any electronic media, telex, facsimile or writing shall constitute a “Confirmation” as referred to in this Agreement even where not so specified in the Confirmation. Such Confirmations will supplement, form a part of, and be subject to this Agreement.

(b)	Article 3 General Terms Relating to Currency Option Transactions.

The FX Definitions are hereby amended by adding the following new Section 3.9:

Section 3.9 Discharge and Termination of Options. Unless otherwise agreed, any Call or Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call or Put, respectively, written by the other party, such termination and discharge to occur automatically upon the payment in full of the last Premium payable in respect of such Currency Option Transaction; provided that such termination and discharge may only occur in respect of Currency Option Transactions with the same material terms, including but not limited to:

(a)	each being with respect to the same Put and the same Call (i.e., a Put may only be discharged against another Put and not against a Call);

(b)	each having the same Expiration Date and Expiration Time;

(c)	each being of the same style (i.e., either both being of American or European Style);

(d)	each having the same Strike Price;

(e)	neither of which shall have been exercised;

(f)	each of which has been entered into by the same pair of Offices of the parties; and

(g)	each having the same procedures for exercise;

and, upon the occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant Currency Option Transactions terminated and discharged. In the case of a partial termination and discharge (i.e., where the relevant Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction shall continue to be a Currency Option Transaction for all purposes hereunder.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

CITIBANK, N.A.	PSMT (BARBADOS) INC.

By:	By:	/s/ Atul Patel

Print Name:	Print Name:	Atul Patel

Title:	Title:	TREASURER

Date:	Date:	3/13/08